UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2009

ISCO INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-22302	36-3688459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive
Elk Grove Village, IL	60007
(Address of principal executive offices)	(Zip Code)

(847) 391-9400
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On October 23, 2009, ISCO International, Inc. (the “Company”) received a letter from its transfer agent, BNY Mellon Shareowner Services LLC (“Mellon”), indicating that Mellon will be terminating the Transfer Agent Agreement dated July 12, 2008 (the “Agreement”) between the Company and Mellon. In Mellon’s letter, it indicates that the Agreement will be terminated because the Company has unpaid outstanding invoices for amounts owed to Mellon for services rendered as transfer agent and the Company has additionally not provided certain requested documentation to Mellon. As a result of its current bankruptcy proceeding, the Company has determined that it does not have the capabilities or resources necessary to cure the default under the Agreement and it does not intend to do so. Therefore, the Agreement will be terminated as of December 22, 2009. Upon such termination, regulatory notice will be made to the Depository Trust Company, a termination charge will be assessed and the Company will no longer have an independent transfer agent.

According to the proposed Plan of Reorganization (the “Plan”), the Company’s common stock will be cancelled on the first business day following the eleventh day after confirmation of the Plan by the U.S. Bankruptcy Court. Confirmation of the Plan has been requested on December 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISCO INTERNATIONAL, INC.

By:                           /s/ John Owings
Name:                 John Owings
Title:                 President
Date:                 December 18, 2009